FORM 4

           U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          Filed pursuant to Section 16(a) of the Securities
          Exchange Act of 1934, Section 17(a)
          of the Public Utility Holding Company Act of 1935
          or
          Section 30(f) of the Investment Company Act of
          1940

                    Check this box if no
               longer subject to
               Section 16.  Form 4
               or Form 5 obligations
               may continue.  See
               Instruction 1(b).

1.   Name and Address of Reporting Person
     Mayfield             R.                 Glen
     (Last)              (First)        (Middle)

     NS Group, Inc.
     221 East Fourth Street, Suite 1900
     (Street)

     Cincinnati          Ohio      45202
     (City)        (State)    (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     NS Group, Inc.  (NSS)

3.   IRS Identification Number of Reporting Person, if an
     Entity (Voluntary)

4.   Statement for Month/Year
     12/99

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

          X    Director
               Officer (give title) CEO
               10% Owner
               Other (specify)

7. Individual or Joint/Group Filing (Check applicable line)
     X    Form filed by one Reporting Person
          Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security (Instr. 3)
     Common Stock

2.   Transaction Date (Month/Day/Year)
     12/22/99

3.   Transaction Code (Instr. 8)

     Code           V
     G                                   V

4.   Securities Acquired (A) or Disposed of (D)  (Instr. 3,
     4 and 5)

     Amount              (A) or (D)          Price
     7,800 Shares            D

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)
     62,200 Shares

6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 3
     and 4)
     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)

2.   Conversion or Exercise of Price of Derivative Security

3.   Transaction Date (Month/Day/Year

4.   Transaction Code (Instr. 8)

5.   Number of Derivative Securities Acquired (A) or
     Disposed of (D) (Instr. 3,4, and 5)

6.   Date Exercisable and Expiration Date
     (Month/Day/Year)

     Date Exercisable         Expiration Date

7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title                    Amount or Number of Shares

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially
     Owned at End of Month (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial Ownership (Instr. 4)

/s/ R. Glen Mayfield                    January 7, 2000
Signature of Reporting Person           Date

Explanation of Responses: